To:    Ramesh Srinivasan
(Name of Recipient)

You are hereby granted, as an officer or employee of Agilysys, Inc. (the “Company”) or a Subsidiary of the Company, a stock-settled stock appreciation right (the “SSAR”) to purchase 630,000 Company Common Shares, without par value (the “Shares”), at a price of $10.80 per share (the “Exercise Price”). This SSAR is granted to you pursuant to the Agilysys, Inc. 2016 Stock Incentive Plan, as amended from time to time (the “Plan”), and is subject to the terms and conditions set forth in the Agreement below.

Date of Grant: January 3, 2017

Please be sure to consult with your tax or legal advisors before exercising any SSARs hereunder. Please acknowledge your acceptance of the terms of this SSAR by signing on the next page.

STOCK APPRECIATION RIGHT AGREEMENT
THIS AGREEMENT is entered into as of the date of grant set forth above by and between the Company and the Recipient named above. Terms not defined herein have the meanings ascribed to such terms in the Plan.
1.    Grant of SSAR. Effective as of the date of grant set forth above, the Company grants to the Recipient, upon the terms and subject to the conditions set forth hereinafter, the right to gains above the Exercise Price on the number of Shares set forth above.
2.        Term. The term of the SSAR shall be for a period of 4 years and 6 months from the date of grant, and the SSAR shall expire at the close of regular business hours at the Company’s principal office on the last day of the term of the SSAR, or, if earlier, on the applicable expiration date provided for in sections 4 and 5 hereof.
3.        Vesting. Except as otherwise provided herein, the SSAR shall become exercisable with respect to the number of Shares indicated as of the date indicated opposite such number below:

Number of Shares As to Which SSAR May be Exercised	Date as of Which SSAR May be Exercised
210,000	January 3, 2018
17,500	February 1, 2018
17,500	First day of each month beginning March 1, 2018 and ending January 1, 2020

4.        Exercisability. To the extent that the SSAR has become exercisable with respect to a number of Shares, as provided herein, the SSAR may thereafter be exercised by the Recipient either as to all or any part of such Shares at any time or from time-to-time prior to expiration or other termination of the SSAR. Except as provided in sections 4 and 5 hereof, the SSAR may not be exercised at any time unless the Recipient shall be an employee of the Company or a Subsidiary (an “Employee”) at such time. So long as the Recipient shall continue to be an Employee, the SSAR shall not be affected by (a) any temporary leave of absence approved in writing by the Company or one of its Subsidiaries, or (b) any change of duties or position (including transfer to or from a Subsidiary).
If the Recipient ceases to be an Employee by reason of his or her Retirement, all Vested SSAR shall remain exercisable, and the Recipient’s right to exercise Vested SSAR shall terminate upon the last day of the term of the SSAR. Non-Vested SSAR shall continue to Vest as provided in section 3, but such SSAR shall be exercisable for two (2) years from the date that such SSAR Vests or, if shorter, until the last day of the term of the SSAR, and the Recipient’s right to exercise such SSAR shall terminate thereafter.
If the Recipient ceases to be an Employee due to his or her Disability, the SSAR shall be deemed Vested with respect to all Shares then subject to the SSAR, and the Recipient’s right to exercise the SSAR shall terminate upon the earlier of the date that is one (1) year from the date of such cessation of employment or the last day of the term of the SSAR.
If the Recipient ceases to be an Employee by reason of his or her termination for Cause, this SSAR shall terminate immediately upon such termination. For purposes of this Agreement, “termination for Cause” shall be as determined in accordance with the Recipient’s employment agreement then in effect.
If the Recipient ceases to be an Employee for any reason other than his or her death, Disability, Retirement, or termination for Cause, the SSAR may be exercised only to the extent of the exercise rights, if any, which had accrued as of the date of such cessation pursuant to section 3 hereof and which have not theretofore been exercised. Upon any such cessation of employment, such accrued exercise rights shall in any event terminate upon the earlier of the date that is ninety (90) days from the date of such cessation of employment or the last day of the term of the SSAR.

Nothing contained in this Agreement shall confer upon the Recipient any right to continue in the employ of the Company or any of its Subsidiaries, or to limit or interfere in any way with the right of the Company or any such Subsidiary to terminate his or her employment at any time, with or without Cause.
5.        Death of Recipient. If the Recipient dies while an Employee, such person or persons as shall have acquired, by will or by the laws of descent and distribution, the right to exercise the SSAR (the “Personal Representative”) shall be entitled to exercise the SSAR as to all of the Shares then subject to the SSAR. Such exercise rights shall terminate upon the earlier of the date one (1) year from the date of the Recipient’s death or the last day of the term of the SSAR. If, after Retirement, the Recipient dies prior to the last day of the term of the SSAR, the Personal Representative shall be entitled to exercise all unexercised SSAR, and such SSAR shall remain exercisable, for the greater of the remainder of the exercise period (as applicable) or one (1) year from the date of the Recipient’s death, but in no event shall the SSAR be exercisable after the last day of the term of the SSAR. If the Recipient dies during the one (1) year period commencing on the date of his or her termination due to his or her Disability, the Personal Representative shall be entitled to exercise the SSAR, and such SSAR shall remain exercisable until one (1) year from the date of such death, but in no event shall the SSAR be exercisable after the last day of the term of the SSAR.
6.        Change of Control. Upon a Change in Control, this SSAR shall become fully exercisable and shall immediately be deemed exercised as to all Shares then subject to the SSAR. The net number of Shares issued to the Recipient pursuant to Section 9 as a result of the deemed exercise (the “Held Shares”) shall be subject to the restrictions set forth in this Section 6 (in addition to any applicable securities law restrictions or other restrictions imposed on Shares generally).
During the Holding Period, the Recipient shall not have the right to sell, assign, transfer, convey, dispose, pledge, hypothecate, burden, alienate, encumber or charge any Held Shares or any interest therein in any manner whatsoever, and the Company shall not be required to transfer on its books any such Held Shares which shall have been sold, assigned, transferred, conveyed, disposed of, pledged, hypothecated, burdened, alienated, encumbered or charged in violation of this Agreement.
During the Holding Period, the Recipient shall have all of the voting rights attributable to the Held Shares. Cash dividends declared and paid by the Company with respect to the Held Shares shall not be paid to the Recipient. Rather, those cash dividends shall be invested in additional Shares which shall be subject to the Holding Period. By executing this Agreement, the Participant irrevocably consents to: (i) the Company’s withholding of the payment of those dividends; and (ii) the investment of those dividends in Shares issued in the name of the Recipient and book-entered on behalf of the Recipient subject to removal of the restrictions or forfeiture pursuant to the terms of this Agreement.
The Held Shares shall remain subject to the restrictions set forth in this Section 6 and such restrictions shall lapse in the event of (a) the Recipient’s continued employment through the earlier of (i) twelve (12) months after the date of the Change in Control, or (ii) the date the Participant ceases to be an employee with the Company or its successor on account of an involuntary termination of employment by the Company without Cause or on account of a termination for Good Reason (as determined in accordance with the Recipient’s employment agreement in effect immediately prior to the Change in Control), or (b) without regard to the application of this Section 6, the date the Held Shares would vest by reason of a termination of employment or Change in Control under the Recipient’s employment agreement in effect immediately prior to the Change in Control (the “Holding Period”).
If the Recipient’s employment with the Company or its successor terminates prior to the end of the Holding Period due to any reason other than an involuntary termination of employment by the Company without Cause or on account of a termination for Good Reason (as determined in accordance with the Recipient’s employment agreement in effect immediately prior to the Change in Control), including, without limitation, on account of the Recipient’s death, Disability, Retirement, voluntary termination or termination for Cause, then the Held Shares shall be forfeited, and the Recipient and all persons who might claim through him or her will have no further interests under this Agreement, all Shares subject to the SSAR, the Held Shares, or the SSAR of any kind whatsoever.
Upon the end of the Holding Period, the Company shall cause the transfer agent of the Company to move the Held Shares which have not been forfeited, together with any Common Shares issued as a result of the investment of cash dividends attributable to the Common Shares, to a non-restricted account.
If Common Shares generally are convertible into a right to receive non-equity consideration in connection with the Change in Control, then the Held Shares shall be convertible into the right to receive such non-equity consideration, and the right to receive such non-equity consideration shall be subject to the Holding Period under this Section 6 on the same basis as the Held Shares.
7.        Waiver of Terms and Conditions. The Committee also has the power and authority to waive or accelerate the vesting provisions of the SSAR, or to waive or modify the other terms and conditions of and restrictions and limitations on the SSAR, provided such waiver or modification is not materially detrimental to the Recipient or inconsistent with the terms of the Plan and the Recipient’s employment agreement then in effect.
8.        Method of Exercise. The SSAR may be exercised by delivery to the Legal Department of the Company a completed notice of exercise in the form prescribed by the Legal Department (obtainable from the Secretary of the Company) by or on behalf of the person entitled to exercise the SSAR, setting forth the number of Shares with respect to which the SSAR is being exercised. The SSAR will be settled in the Company’s Common Shares, net of the Exercise Price and any required tax withholding.
9.        Issuance of Shares. Upon receipt by the Company prior to expiration of the SSAR of a duly completed notice of exercise and, with respect to any SSAR exercised by any person other than the Recipient, by proof satisfactory to the Committee of the right of such person to exercise the SSAR, and subject to section 9 hereof, the Company shall cause its transfer agent to enter in its books and records on behalf of the Recipient the net number of Shares derived after accounting for the Exercise Price and any required tax withholding.  The Recipient or such other person exercising the SSAR shall not have any of the rights of a shareholder with respect to the Shares covered by the SSAR until such Shares are book-entered on behalf of the Recipient or such other person exercising the SSAR, subject to any applicable restrictions under Section 6.
10.        Regulatory Compliance. The Recipient hereby agrees that the Company shall not be obligated to issue any Shares upon exercise of the SSAR if such issuance would cause the Company to violate any federal or state law or any rule, regulation, order or consent decree of any regulatory authority (including without limitation the Securities and Exchange Commission and The Nasdaq Stock Market) having jurisdiction over the affairs of the Company. The Recipient agrees that the Recipient will provide the Company with such information as is reasonably requested by the Company or its counsel to determine whether the issuance of Shares complies with the provisions of this section.

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11.        Investment Representation of Recipient.
(a)    The Recipient represents to the Company that the Recipient understands that, unless at the time of exercise of the SSAR a registration statement under the Securities Act of 1933, as amended, is in effect covering the Shares, as a condition to the exercise of the SSAR the Company may require the Recipient to represent that the Recipient is acquiring the Shares for the Recipient’s own account only and not with a view to, or for sale in connection with, any distribution of the Shares.
(b)    The Recipient understands and agrees that the certificate or certificates representing any Shares acquired hereunder may bear an appropriate legend relating to registration and resale under federal and state securities laws.
12.        Recoupment Right. The Recipient acknowledges that if the Board of Directors of the Company (including a Committee of the Board) determines that the Company’s financials are restated due directly or indirectly to the fraud, ethical misconduct, intentional misconduct or a breach of fiduciary duty by the Recipient, the Board (or Committee) shall have sole discretion to take such actions, as permitted by law, as it deems necessary to cancel the SSAR and to recover all or a portion of any gains realized in respect of the SSAR, provided such recovery cannot extend back more than three (3) years.
13.        Binding Agreement; Transferability. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and the heirs, estate and Personal Representatives of the Recipient. The SSAR shall not be transferable other than by will or the laws of descent and distribution, and the SSAR may be exercised during the lifetime of the Recipient only by the Recipient (or such other person as may be permitted to exercise an SSAR on behalf of the Recipient).
14.        Employment Agreement and Plan Controls. This Agreement is subject to the Recipient’s employment agreement then in effect and all of the terms, conditions, and provisions of the Plan as amended from time-to-time, and to such rules, regulations, and interpretations of the Plan as may be adopted by the Committee and in effect from time-to-time. In the event and to the extent of an express conflict or inconsistency among any of this Agreement, the Recipient’s employment agreement then in effect, the provisions of the Plan, and any rules, regulations, and interpretations of the Plan adopted by the Committee, then the following order of priority shall control; (a) the Recipient’s Employment Agreement then in effect, (b) the Plan, (c) any rules, regulations, and interpretations of the Plan adopted by the Committee, and (d) this Agreement; and to the extent that any other document controls this Agreement shall be deemed to be modified accordingly.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed below on its behalf by the executive officer thereunto duly authorized, and the Recipient has hereunto below set his or her hand, all as of the day and year first above written.

/s/ Ramesh Srinivasan
(Signature of Recipient)
AGILYSYS, INC.

By:    /s/ Kyle C. Badger
Kyle C. Badger
Senior Vice President, General Counsel and Secretary

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